Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED OCTOBER 14, 2013 TO PROSPECTUS DATED MAY 1, 2013

SEPTEMBER 2013 PERFORMANCE UPDATE

	September 2013	Year to Date	Total NAV 09/30/2013	NAV per Unit 09/30/2013
Series A	-2.69%	2.94%	$13,865,946	$1,163.76
Series B	-3.53%	6.01%	$15,597,846	$1,207.15

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

SEPTEMBER 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(200)

Expenses
Management fee	21,502
Ongoing offering expenses	11,623
Operating expenses	1,743
Selling Commissions	46,491
Other expenses	288
Incentive fee	—
Brokerage commissions	21,852

Total expenses	103,500

Net investment gain (loss)	(103,699)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(150,555)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(129,482)

Net gain (loss) on investments	(280,037)

Net increase (decrease) in net assets from operations	$(383,737)

STATEMENT OF CHANGES IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$14,537,240

Net increase (decrease) in net assets from operations	(383,737)

Capital share transactions
Issuance of shares	33,116
Redemption of shares	(320,674)

Net increase (decrease) in net assets from capital share transactions	(287,558)

Net increase (decrease) in net assets	(671,294)

Net assets, end of period	$13,865,946
NAV Per Unit, end of period	$1,163.76

SUPERFUND GREEN, L.P. – SERIES B

SEPTEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(365)

Expenses
Management fee	24,188
Ongoing offering expenses	13,074
Operating expenses	1,961
Selling Commissions	52,298
Other expenses	212
Incentive fee	—
Brokerage commissions	37,864

Total expenses	129,597

Net investment gain (loss)	(129,963)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(67,403)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(374,019)

Net gain (loss) on investments	(441,422)

Net increase (decrease) in net assets from operations	$(571,385)

STATEMENT OF CHANGE IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$16,316,654

Net increase (decrease) in net assets from operations	(571,385)

Capital share transactions
Issuance of shares	41,999
Redemption of shares	(189,421)

Net increase (decrease) in net assets from capital share transactions	(147,423)
Net increase (decrease) in net assets	(718,807)

Net assets, end of period	$15,597,847
NAV Per Unit, end of period	$1,207.15

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.